                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                        (Revised as of March 31, 1997)

                              (Amendment No. 1)

                          Jardine Fleming India Fund
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of class of securities)

                                  471112102
--------------------------------------------------------------------------------
                               (CUSIP number)


Check the following box if a fee is being paid with this statement [x] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No.       471112102            13G                     Page 2 of 12 Pages

-------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
-------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]

-------------------------------------------------------------------------------
      3  SEC USE ONLY


-------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

-------------------------------------------------------------------------------
  NUMBER OF       5 SOLE VOTING POWER
   SHARES                           0
  BENEFICIALLY    -------------------------------------------------------------
  OWNED BY        6 SHARED VOTING POWER
    EACH                    1,320,900**
  REPORTING       -------------------------------------------------------------
  PERSON WITH     7 SOLE DISPOSITIVE POWER
                                    0
                  -------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                            1,320,900**
-------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,320,900**

-------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       11.68%**

-------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
                    IA, CO, HC
-------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.       471112102            13G                     Page 3 of 12 Pages

-------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                Miller Anderson & Sherrerd LLP
                IRS # 23-17441222
-------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3  SEC USE ONLY


-------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

-------------------------------------------------------------------------------
  NUMBER OF       5 SOLE VOTING POWER
   SHARES                          0
  BENEFICIALLY    -------------------------------------------------------------
  OWNED BY        6 SHARED VOTING POWER
    EACH                   1,269,800**
  REPORTING       -------------------------------------------------------------
  PERSON WITH     7 SOLE DISPOSITIVE POWER
                                   0
                  -------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                           1,269,800**
-------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,269,800**

-------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   11.23%**

-------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
                IA, CO
-------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.       471112102            13G                      Page 4 of 12 Pages

-------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                Commonwealth of Pennsylvania State Employees Retirement System IRS # 23-2044509
-------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3  SEC USE ONLY


-------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Pennsylvania.

-------------------------------------------------------------------------------
  NUMBER OF       5 SOLE VOTING POWER
   SHARES                          0
  BENEFICIALLY    -------------------------------------------------------------
  OWNED BY        6 SHARED VOTING POWER
    EACH                     751,000
  REPORTING       -------------------------------------------------------------
  PERSON WITH     7 SOLE DISPOSITIVE POWER
                                   0
                  -------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                             751,000
-------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                751,000

-------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    6.6%

-------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
                EP
-------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.     471112102              13G                      Page 5 of 12 Pages

Item 1 (a)    Name of Issuer

              Jardine Fleming India Fund

Item 1 (b)    Address of issuer's principal executive offices

              1285 Avenue of the Americas
              New York, NY 10019

Item 2 (a)    Name of person filing

              (a) Morgan Stanley Group Inc.
              (b) Miller Anderson & Sherrerd LLP
              (c) Commonwealth of Pennsylvania State Employees Retirement System

Item 2 (b)    Principal business office

              (a) 1585 Broadway
                  New York, New York 10036

              (b) 1 Tower Bridge Suite 1100
                  West Conshohocken, PA 19428

              (c) 30 North Third Street
                  Fifth Floor
                  Harrisburg, PA 17101

Item 2 (c)    Citizenship

              Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)    Title of class of Securities

              Common Stock

Item 2 (e)    Cusip No.

              471112102

Item 3    (a) Morgan Stanley Group Inc. is (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

          (b) Miller Anderson & Sherrerd LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (c) Commonwealth of Pennsylvania State Employees Retirement System is a governmental agency that manages public pension funds subject to legal regulation comparable to the Employee Retirement Income Security Act of 1974.

Item 4        Ownership

              Incorporated by reference to Items (5) - (9) and (11) of the cover page.

CUSIP No.      471112102             13G                      Page 6 of 12 Pages



Item 5   Ownership of 5 Percent or Less of a Class

         Inapplicable

Item 6   Ownership of More than 5 Percent on Behalf of Another Person

         Accounts managed on a discretionary basis by wholly-owned subsidiaries of Morgan Stanley Group Inc., including Miller Anderson & Sherrerd LLP, are known to have the right to receive or the power to direct the receipt of of dividends from, or the proceeds from, the sale of such securities. With the exception of Commonwealth of Pennsylvania State Employees Retirement System. No such account holds more than 5 percent of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Inapplicable

Item 8   Identification and Classification of Members of the Group

         Inapplicable

Item 9   Notice of Dissolution of Group

         Inapplicable

Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.     471112102               13G                     Page 7 of 12 Pages



                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :          June 10, 1997

Signature :     /s/ Donald P. Ryan
                ---------------------------------------------------------------

Name / Title :  Donald P. Ryan/Vice President Morgan Stanley Asset
                Management Inc.
                ---------------------------------------------------------------
                MILLER ANDERSON & SHERRERD LLP

Date :          June 10, 1997

Signature :     /s/ Bruce Bromberg
                ---------------------------------------------------------------

Name / Title :  Bruce Bromberg  /  Morgan Stanley & Co. Incorporated
                ---------------------------------------------------------------
                MORGAN STANLEY GROUP INC.

Date :          June 10, 1997

Signature :     /s/ Donald P. Ryan
                ---------------------------------------------------------------

Name / Title :  Donald P. Ryan  /  Morgan Stanley Asset Management Inc.
                ---------------------------------------------------------------
                Commonwealth of Pennsylvania State Employees Retirement System




                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Make a Joint Filing                      7

EXHIBIT 2       Secretary's Certificate Authorizing Bruce             8
                Bromberg to Sign on behalf of Morgan Stanley
                Group Inc.

EXHIBIT 3       Secretary's Certificate Authorizing Donald P. Ryan    9
                to Sign on behalf of Miller Anderson & Sherrerd LLP

EXHIBIT 4       Limited Power of Attorney Authorizing Donald P.
                Ryan to Sign on behalf of Commonwealth of
                Pennsylvania State Employees Retirement System       10